Exhibit 99.1

Contact:
Richard Sawchak
Paradigm Solutions Corporation
Tel: (240) 283-3404

For Immediate Release

Paradigm Holdings Provides Business Update and
Reports Financial Results for the Second Quarter of 2010

Rockville, Maryland – August 11, 2010 – Paradigm Holdings, Inc. (OTCBB: PDHO) (“Paradigm” or the “Company”), a provider of comprehensive information technology and cybersecurity solutions for federal government enterprises, today provided an update for the second quarter ended June 30, 2010.

Second Quarter 2010 Highlights:

➢	Revenues of $7.5 million
➢	Gross profit of $1.8 million with gross margin expansion of 196 basis points to 23.4%
➢	EBITDA of $0.5 million
➢	Net loss of $0.05 per share driven in part by non-cash charge to the fair value of put warrants

Peter B. LaMontagne, Paradigm President and CEO, stated, “Despite revenue levels that are consistent with the prior three quarters, we are pleased with Q2 financial results, especially our new contract wins and backlog expansion, which we believe are key indicators of revenue growth.  During the second quarter, contract wins with new customers in our cybersecurity and mission critical infrastructure practice areas led to new bookings of $27 million that increased our total backlog to approximately $88 million.  We are also strongly encouraged by the continued increases in gross margin which confirm that we are executing our growth strategy without compromising profitability, both by maintaining cost controls and pursuing business which generally carries higher margins.”

Richard Sawchak, Chief Financial Officer, stated, “We continue to believe that a diligent focus on cost and working capital management will ultimately translate into higher operating margins, greater free cash flow and debt reduction.  Our second quarter results continue to prove this thesis, and we believe we are poised to continue building on the momentum we have achieved this year.”

The Company’s EBITDA was $0.5 million during the quarter ended June 30, 2010, as compared to approximately $0.3 million for the same period of 2009. The Company defines EBITDA as earnings before interest, taxes, changes in the fair value of put warrants, depreciation and amortization, stock compensation and restructuring expenses which include the basket allowed under our senior credit facility and other actual restructuring costs. EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States (“GAAP”), and should not be considered in isolation of, or as a substitute for, earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. The Company believes the presentation of EBITDA is relevant and useful by enhancing the readers’ ability to understand the Company’s operating performance. The Company’s management utilizes EBITDA as a means to measure performance. The Company’s measurements of EBITDA may not be comparable to similarly titled measures reported by other companies. The table below reconciles EBITDA, a non-GAAP measure, to net loss for the three and six months ended June 30, 2010 and 2009.

	Quarter Ended June 30		Six Months Ended June 30
	2010	2009	2010	2009
Net Loss	$(1,995,572)	$(1,470,669)	$(2,535,850)	$(2,098,348)

Adjustments:
Interest Expense, net	623,799	498,928	1,178,998	848,747
Income Tax Benefit	158,759	(149,398)	201,634	(223,692)
Change in FV of Put Warrants	1,371,746	957,934	1,358,554	1,000,825
Depreciation & Amortization	107,717	129,824	212,273	242,203
Stock Compensation	80,871	234,140	164,488	395,607
Restructuring Expense	130,426	75,000	217,312	325,000

EBITDA	$477,746	$275,759	$797,409	$490,342

Revenue for the second quarter of 2010 was $7.5 million, compared to $8.7 million for the second quarter of 2009. The decline in revenue for the three months is attributable to a decrease in our federal repair and maintenance contract revenue of $1.6 million, which is partially offset by an increase in our federal service contract revenue of $0.4 million. The decrease in repair and maintenance revenue is attributable to a reduction in revenue on one federal contract due to a reduction in scope, and the increase in service contract revenue is mainly attributable to the expansion of existing service contracts and recent contract wins in the cyber security area. Net loss for the second quarter of 2010 was $2.0 million or $0.05 per share versus a net loss of $1.5 million or $0.04 per share in the second quarter of 2009. The increase in net loss for the three months is mainly attributable to changes in the fair value of put warrants and higher interest expenses which were partially offset by higher operating profit.

The Company had a $0.4 million working capital deficit and $3.6 million outstanding on its line of credit with Silicon Valley Bank as of June 30, 2010.

For additional details, please refer to the Company’s quarterly report on Form 10-Q as filed with the SEC.

About Paradigm Holdings, Inc.

Paradigm Holdings, Inc., (www.paradigmsolutions.com) is a provider of information technology (IT) and business solutions for U.S. Federal Government enterprises. Paradigm specializes in comprehensive information assurance solutions involving cyber security and forensics as well as continuity of operations and disaster recovery planning.  The Company also provides systems engineering and IT infrastructure support solutions.  Headquartered in Rockville, Maryland, the Company currently employs approximately 200 people.

Safe Harbor Statement

This press release may contain forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor created by those sections. Paradigm assumes no obligation to update the information contained in this press release. Future results for Paradigm may be affected by its ability to continue to implement its government technology solutions, its dependence on the federal government and state and local governments and other federal government contractors as its major customers, timely passage of components of the federal budget, timely obligations of funding by the federal and state governments, its dependence on procuring, pricing and performing short-term government contracts, its dependence on hiring and retaining qualified professionals, potential fluctuations in its quarterly operating results, including seasonal impacts, its dependence on certain key employees and its ability to timely and effectively integrate the businesses it may acquire. For further information about forward-looking statements and other Paradigm specific risks and uncertainties please refer to recent SEC filings for Paradigm, which are available at www.sec.gov.

(tables follow)

PARADIGM HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2010	December 31, 2009
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$11,052	$895,711
Accounts receivable — contracts, net	5,859,952	5,519,150
Restricted Cash	4,000,000	--
Prepaid expenses	888,482	873,934
Deferred income tax assets	77,453	24,114
Other current assets	627,282	473,670
Total current assets	11,464,221	7,786,579
Property and equipment, net	99,882	127,093
Goodwill	3,991,605	3,991,605
Intangible assets, net	723,682	897,318
Deferred financing costs, net	647,150	848,294
Deferred income tax assets, net of current portion	640,425	512,820
Other non-current assets	406,777	582,394
Total Assets	$17,973,742	$14,746,103
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Note payable — line of credit	$ $$3,614,184	$$3,643,653
Note payable — promissory note, net of issuance discount	3,732,208	--
Accounts payable and accrued expenses	1,703,566	2,333,085
Accrued salaries and related liabilities	1,638,474	1,527,561
Corporate Income tax payable	253,265	98,686
Mandatorily redeemable preferred stock, current portion	650,000	500,000
Other current liabilities	293,294	178,333
Total current liabilities	11,884,991	8,281,318
Long-term liabilities
Other non-current liabilities	98,558	126,348
Mandatorily redeemable preferred stock - $.01 par value, 10,000,000 shares authorized, 6,206 shares issued and outstanding as of June 30, 2010 and December 31, 2009, respectively	4,966,592	4,587,135
Put warrants	2,805,629	1,447,075
Total liabilities	19,755,770	14,441,876
Commitments and contingencies
Common stock - $.01 par value, 50,000,000 shares authorized, 44,671,598 shares and 41,243,027 shares issued and outstanding as of June 30, 2010 and December 31, 2009, respectively	446,718	412,431
Additional paid-in capital	3,850,199	3,434,891
Accumulated deficit	(6,078,945)	(3,543,095)
Total stockholders’ (deficit) equity	(1,782,028)	304,227
Total liabilities and stockholders’ (deficit) equity	$17,973,742	$14,746,103

PARADIGM HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Contract Revenue
Service contracts	$5,852,058	$5,450,660	$11,324,918	$10,714,003
Repair and maintenance contracts	1,665,583	3,220,812	3,715,427	5,665,093
Total contract revenue	7,517,641	8,671,472	15,040,345	16,379,096
Cost of revenue
Service contracts	4,557,611	4,255,209	8,770,977	8,304,049
Repair and maintenance contracts	1,199,338	2,555,332	2,856,149	4,693,062
Total cost of revenue	5,756,949	6,810,541	11,627,126	12,997,111
Gross margin	1,760,692	1,860,931	3,413,219	3,381,985
Selling, general and administrative	1,601,960	2,024,136	3,209,883	3,854,453
Income (loss) from operations	158,732	(163,205)	203,336	(472,468)
Other (expense) income
Interest income	961	2	969	6
Change in fair value of put warrants	(1,371,746)	(957,934)	(1,358,554)	(1,000,825)
Interest expense – mandatorily redeemable preferred stock	(453,474)	(398,699)	(899,517)	(531,975)
Interest expense	(171,286)	(100,231)	(280,450)	(316,778)
Total other expense	(1,995,545)	(1,456,862)	(2,537,552)	(1,849,572)
Loss from operations before income taxes	(1,836,813)	(1,620,067)	(2,334,216)	(2,322,040)
Provision (benefit) for income taxes	158,759	(149,398)	201,634	(223,692)
Net loss	(1,995,572)	(1,470,669)	(2,535,850)	(2,098,348)
Dividends on preferred stock	--	--	--	78,870
Net loss attributable to common shareholders	$(1,995,572)	$(1,470,669)	$(2,535,850)	$(2,177,218)

Weighted average number of common shares:
Basic and diluted	42,385,884	41,243,027	41,814,456	33,828,069

Basic and diluted net loss per common share	$(0.05)	$(0.04)	$(0.06)	$(0.06)